UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2005

MK RESOURCES COMPANY

(Exact name of registrant as specified in charter)

Delaware	0-23042	82-0487047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

(801) 297-6900

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry Into a Material Definitive Agreement.

On May 3, 2005, MK Resources Company (the “Company”) and Leucadia National Corporation, which owns 72.1% of the Company’s outstanding common stock (“Leucadia”), announced that they had entered into a Share Purchase Agreement, dated May 2, 2005 (the “Share Purchase Agreement”), with Inmet Mining Corporation (“Inmet”) to sell to Inmet 70% of the Company’s Las Cruces copper mining project in southern Spain (the “Las Cruces Project”). Under the Share Purchase Agreement, Inmet will issue 5,600,000 Inmet common shares to the Company in exchange for the 70% interest in the Las Cruces Project (the “Inmet Transaction”) and enter into a registration rights agreement with respect to such Inmet common shares (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company and Leucadia will agree not to transfer the Inmet common shares issued in the Inmet Transaction (other than to their affiliates) until the earlier of the fourth anniversary of the consummation of the Inmet Transaction and such time as the completion tests to be specified under the project financing described below have been achieved. After the consummation of the Merger described below and the Inmet Transaction, Leucadia will retain a 30% indirect interest in the Las Cruces Project.

Pursuant to the Share Purchase Agreement, Leucadia and Inmet have committed to provide financing to the Las Cruces Project currently estimated to be approximately $159,000,000, of which Leucadia’s share will be approximately $50,000,000 ($32,300,000 of which has already been loaned). Leucadia has also agreed to provide certain guarantees for 30% of the third party project financing to be obtained for the Las Cruces Project until such time as the completion tests to be specified under the project financing have been achieved.

To facilitate the Inmet Transaction, Leucadia, Marigold Acquisition Corp., a wholly owned subsidiary of Leucadia, and the Company have entered into an Agreement and Plan of Merger, dated as of May 2, 2005 (the “Merger Agreement”), pursuant to which Leucadia will acquire the remaining 27.9% of the outstanding shares of the Company’s common stock that Leucadia does not already own (the “Merger”). Under the terms of the Merger, the Company stockholders will receive 0.0317 of a Leucadia common share for each share of the Company’s common stock they own. In the transaction, Leucadia will issue to the Company stockholders an aggregate of 333,463 Leucadia common shares.

The Merger and the Inmet Transaction were approved by the independent directors of the Company, who were advised by Raymond James Ltd. Upon the recommendation of the independent directors, the Merger and the Inmet Transaction were unanimously approved by the Board of Directors of the Company.

Consummation of the Inmet Transaction is subject to the satisfaction of certain conditions, including the completion of the Merger, receipt of required consents, if any, and receipt of a third party project financing commitment of not less than $255 million and a 66 million euro bridge facility.

Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the transaction by the Company’s stockholders, effectiveness of a registration statement with respect to the Leucadia common shares to be issued in the Merger, and satisfaction of the closing conditions to the Share Purchase Agreement.

Leucadia has agreed with Inmet to vote all of the Company shares Leucadia owns in favor of the Merger pursuant to a Voting Agreement, dated as of May 2, 2005 (the “Voting Agreement”). The Company’s vote will be sufficient to approve the merger. The Voting Agreement will terminate in the event the Share Purchase Agreement is terminated.

The Share Purchase Agreement includes a commitment by the Company and Leucadia not to solicit an alternative transaction to the Inmet Transaction. Should the Company receive an unsolicited alternative transaction proposal, its board of directors may consider that alternative transaction and, if such alternative transaction proposal is determined to be superior to the Merger, the Company may terminate the Inmet Transaction. If the Inmet Transaction is not completed in these circumstances, then Inmet shall receive a compensation fee equal to the greater of $3 million or 75% of the excess value that Leucadia will receive on closing of the alternative transaction proposal, provided that such closing occurs within 12 months of the termination of the Inmet Transaction.

Leucadia has advised the Company that Leucadia intends to file the Share Purchase Agreement, Merger Agreement and Voting Agreement as exhibits to an amended Schedule 13D to be filed by Leucadia.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1    Press release dated May 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Date: May 3, 2005

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.1	Press release dated May 3, 2005.